
               ACCEPTANCE INSURANCE COMPANIES INC.
             COMPUTATION OF INCOME (LOSS) PER SHARE
                   for the three months ended
                     March 31, 1997 and 1996
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                         Three Months
                                    ----------------------
                                      1997         1996
                                    ---------     --------
PRIMARY INCOME
  PER SHARE:
Net income                          $ 3,914       $ 4,478
                                    ========      ========
Weighted average number
  of shares outstanding              14,990        14,867

Adjustment for stock
  options                               228           131
                                    --------      --------
Adjusted weighted
  average number of
  shares outstanding                $15,218       $14,998
                                    =======       ========

Primary income
  per share                         $   .26       $   .30
                                    =======       ========

FULLY DILUTED INCOME
  PER SHARE:
Net income                          $ 3,914       $ 4,478
                                    =======       ========

Weighted average number
  of shares outstanding              15,230        15,107

Adjustment for stock
  options                               229           144
                                    --------      --------
Adjusted weighted average
  number of shares
  outstanding                       $15,459       $15,251
                                    =======       ========

Fully diluted income
  per share                         $   .25       $   .29
                                    =======       ========
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